Exhibit 3

ADDITIONAL DISCLOSURE

Certifications and Disclosure Regarding Controls and Procedures

(a)	Certifications. See Exhibit 99.1 to this Annual Report on Form 40-F.

(b)	Disclosure Controls and Procedures. As of the end of the registrant’s fiscal year ended December 31, 2003, an evaluation of the effectiveness of the registrant’s “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) was carried out by the registrant’s principal executive officer and principal financial officer. Based upon that evaluation, the registrant’s principal executive officer and principal financial officer have concluded that as of the end of that fiscal year, the registrant’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the registrant in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

It should be noted that while the registrant’s principal executive officer and principal financial officer believe that the registrant’s disclosure controls and procedures provide a reasonable level of assurance that they are effective, they do not expect that the registrant’s disclosure controls and procedures or internal control over financial reporting will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

(c)	Changes in Internal Control Over Financial Reporting. During the fiscal year ended December 31, 2003, there were no changes in the registrant’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the registrant’s internal control over financial reporting.

Notices Pursuant to Regulation BTR

None.

Audit Committee Financial Expert

The registrant’s board of directors has determined that Fred J. Dyment, a member of the registrant’s audit committee, qualifies as an “audit committee financial expert” (as such term is defined in Form 40-F).

Code of Ethics

The registrant has adopted a “code of ethics” (as that term is defined in Form 40-F), entitled the “Business Ethics Policy” (the “Code of Ethics”), that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (together, the “Financial Supervisors”).

The Code of Ethics is available for viewing on the registrant’s website at www.tescocorp.com. Since the adoption of the Code of Ethics, there have not been any amendments to the Code of Ethics or waivers, including implicit waivers, from any provision of the Code of Ethics.

Principal Accountant Fees and Services and Pre-Approval Policies and Procedures

The required disclosure is included in FORM 52-110 F1, appended to the registrant’s “Annual Information Form” for the fiscal year ended December 31, 2003 incorporated in this Annual Report on Form 40-F.

Off-Balance Sheet Arrangements

The required disclosure is included under the heading “Financial Instruments” in the registrant’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal year ended December 31, 2003 incorporated in this Annual Report on Form 40-F.

Tabular Disclosure of Contractual Obligations

The required disclosure is included under the heading “Contractual Obligations” in the registrant’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal year ended December 31, 2003 incorporated in this Annual Report on Form 40-F.

Identification of the Audit Committee

The registrant has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The members of the audit committee are: Fred J. Dyment, Gary L. Kott and Norman W. Robertson.